Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0430
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Announces Appointment of James R. Sulat as Chairman of the Board of Directors

CAMBRIDGE, MA — December 5, 2008 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company specializing in the characterization and engineering of complex drugs, announced today that James R. Sulat, a member of the Board of Directors since June 2008, has been named Chairman of the Board.   He succeeds Peter Barrett, who is leaving the Board after 5 years of service, including serving as Chairman since June 2005.

“Jim is a respected and valued member of our Board, and we are very pleased to name him as Chairman,” stated Craig Wheeler, President and Chief Executive Officer of Momenta.  “His wealth of industry experience, coupled with his deep knowledge of Momenta, provide us with great confidence in his ability to help guide the Company through our next phase of growth and development,” he continued.

“I would also like to thank Peter Barrett and recognize his many contributions.  As an active Board member for over 5 years he guided Momenta through several important transitions and his service is very much appreciated,” he concluded.

Mr. Sulat is a senior healthcare executive with extensive expertise in finance and general management.  He most recently served as the Chief Financial Officer and as a Director of Memory Pharmaceuticals, which signed a definitive agreement to be acquired by Roche in November 2008.  He previously served as President and Chief Executive Officer of Memory Pharmaceuticals.  From 2003 to 2004, Mr. Sulat was a Senior Executive Vice President of Moore Wallace Incorporated and, following the acquisition of Moore Wallace by R.R. Donnelley & Sons Company in 2004, became Chief Financial Officer of R.R. Donnelley.   From 1998 to 2003, Mr. Sulat served as Vice President and Chief Financial Officer of Chiron Corporation.  He also serves as a director of Maxygen, Inc. and Intercell AG.

Mr. Sulat received a B.S. in Administrative Sciences from Yale University, and an M.B.A. and an M.S. in Health Services Administration from Stanford University.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex mixture drugs. Momenta is applying its technology to the development of generic versions of complex drug products, as well as to the discovery and development of novel drugs. Momenta was founded in 2001 based on technology initially developed at Massachusetts

Institute of Technology and is headquartered in Cambridge, MA.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Our logo, trade names and service marks are the property of Momenta Pharmaceuticals, Inc. Other trademarks or service marks appearing in this press release are the property of their respective owners and are not the property of Momenta Pharmaceuticals, Inc. or its subsidiaries.

Contact:

Beverly Holley

Momenta Pharmaceuticals, Inc.

617-395-5189

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